EXHIBIT 99.1
GEOGLOBAL REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Calgary, Alberta, Canada, August 15, 2011 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the quarter ended June 30, 2011. All amounts are in U.S. dollars unless otherwise noted.

“In this quarter we continued to advance our preparations with respect to our Israeli drilling program, finalizing the Assignment Agreement for a semi-submersible drilling that we’ll be able to access before the end of the year,” said Paul Miller, President and CEO of GeoGlobal. “With the support of our board of directors, we also retained a financial advisor to assist us in the evaluation of a range of strategic options designed to derive additional shareholder value from our diverse asset base.”

Selected Operational Highlights
Since April 1, 2011 the following events have occurred:

•
An agreement with Export Development Canada (EDC) to provide bonding capacity to cover the Company’s performance and financial guarantees which were provided by GeoGlobal for the period of April 1, 2011 to June 30, 2012 for its Indian operations, allowing the Company to release $4.1 million from its restricted deposits upon EDC providing sufficient security to GeoGlobal’s bank;

•	Commencement of drilling of the first well on the Rajasthan Block RJ-ONN-2004/2. The well (Phulasar-1) was subsequently tested, determined to be non-productive and was plugged and abandoned;

•
The Israel Petroleum Commissioner’s Office granted us an extension for the planned drilling program on the Myra and Sara offshore Israel licenses to July 13, 2012.  Under the terms of the extension, the partners were to present to the Petroleum Supervisor their final prospects for the Myra and Sara licenses by August 1, 2011, which has been presented, and begin drilling the first exploration well by no later than March 31, 2012;

•
Retention of Rodman & Renshaw, LLC to assist management in investigating a broad range of strategic alternatives available to the Company to enhance shareholder value with capital restructuring and financing alternatives including, but not limited to, a sale of assets or stock, a recapitalization or consolidation of the Company, or a joint venture;

•	Release of a Resource Report prepared by Netherland, Sewell & Associates, Inc. (NSAI) of Houston, Texas on the offshore Israel licenses known as Myra and Sara;

•
Finalization of the terms on the Assignment Agreement entered into with a third party whereby GeoGlobal took assignment of the third party's rights and obligations to an existing Drill Rig and Associated Services Contract for a Semi-submersible Drilling Rig; and

•	Completion of the 43 square kilometer 3D seismic acquisition program on the Israel Samuel block.

Financial Review
All of the Company’s oil and gas sales are derived from production in India. With the approval of the Tarapur 1 field development plan by the Management Committee, three wells began production in mid-May 2009, two in September 2009 and one in January 2010. There are ten additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities. Further, associated natural gas from one gas well is being contained and sold while awaiting approval of a development plan for completion of a pipeline.

Oil and gas sales for the three months ended June 30, 2011 were $108,000 as compared with $235,000 for the three months ended June 30, 2010. Oil and gas sales for the six months ended June 30, 2011 were $251,000 as compared with $426,000 for the six months ended June 30, 2010. This decrease is mainly attributable to lower oil and gas production for the three and six months ended June 30, 2011 when compared with the same periods in 2010.

Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of GeoGlobal’s production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Interest income during the three months ended June 30, 2011 was $9,800 as compared with $11,000 for the same period in 2010. The average cash balance and restricted deposits during the three months ended June 30, 2011 was $10.0 million compared with $16.5 million for the three months ended June 30, 2010. Interest income during the six months ended June 30, 2011 was $20,000 compared with $30,000 for the same period in 2010. The average cash balance and restricted deposits during the six months ended June 30, 2011 was $11.1 million compared with $19.3 million for the six months ended June 30, 2010. The decreases in interest income are primarily attributed to lower cash balances and restricted deposits available for investment.

Operating costs for the three months ended June 30, 2011 were $34,000 or $22.33 per BOE compared with $40,000 or $11.26 per BOE for the three months ended June 30, 2010. Operating costs for the six months ended June 30, 2011 were $68,000 or $20.76 per BOE compared with $102,000 or $13.82 per BOE for the six months ended June 30, 2010. The decreases were mainly attributable to lower oil and gas production for the periods ended June 30, 2011 when compared to the same periods for 2010. The operating costs include handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contain a fixed and variable portion.

For the three months ended June 30, 2011, general and administrative expenses increased to $1,220,000 from $928,000 for the three months ended June 30, 2010. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relations services and transfer agent fees and services. This increase is mostly attributable to an increase in the Directors’ and Special Committee fees by $88,000 combined with an increase in salaries and benefits of $62,000, mostly related to restructuring of our management team which was previously included in consulting fees, and an increase in travel and hotel costs by $62,000 due to increased activity. Stock-based compensation costs increased by $100,000 to $246,000 for the three months ended June 30, 2011 from $146,000 for the comparative three months in 2010. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. Further, there was a general increase in general and administrative costs due to increased activity in Israel, offset by overhead recoveries of $105,000 for the three months ended June 30, 2011 as compared to nil in the prior period.

For the six months ended June 30, 2011, general and administrative expenses increased to $2,300,000 from $1,596,000 for the six months ended June 30, 2010. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relations services and transfer agent fees and services. This increase is mostly attributable to the following: Directors’ and Special Committee fees increased by $111,000, salaries and benefits increased by $307,000, mostly related to restructuring of the management team which was previously included in consulting fees and the inclusion of a new executive officer in March 2010, and travel and hotel costs increased by $58,000 due to greater activity. Stock-based compensation costs increased by $241,000 to $490,000 for the six months ended June 30, 2011 from $249,000 for the comparative six months in 2010. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. Further, there was a general increase in general and administrative costs due to increased activity in Israel, offset by overhead recoveries of $105,000 for the six months ended June 30, 2011 as compared to nil in the prior period.

For the three months ended June 30, 2011, the Company incurred a net loss of $1.6 million compared with a net loss of $1.1 million for the three months ended June 30, 2010. As at June 30, 2011 GeoGlobal had an accumulated deficit of $50.7 million.

At June 30, 2011, GeoGlobal’s cash and cash equivalents were $6.7 million (December 31, 2010 - $7.8 million). The majority of this balance is being held in US funds, of which $2.2 million is held in term deposits. At June 30, 2011, the Company had current assets of $23.3 million and current liabilities of $21.0 million, or working capital of $2.3 million. Current assets as of June 30, 2011 include $734,000 of restricted deposits which management expects will be released from escrow on or before September 30, 2011.

Outlook
Management expects exploration and development activities pursuant to its Production Sharing Contracts (“PSCs”) in India will continue through 2011 in accordance with the terms of those agreements. During 2011 and up to March 31, 2012, based on the current budgets in India, management anticipates drilling seven exploratory wells; drilling two core wells; acquiring, processing and interpreting 2,480 line kilometers of 2D seismic data; and acquiring, processing and interpreting 350 square kilometers of 3D seismic data as well as processing and interpreting an additional 400 square kilometers of 3D seismic data. Management further expects to tie-in additional oil wells in Tarapur along with the construction of a gas pipeline for the Tarapur G gas discovery and to continue with the construction of the gas gathering and production facilities together with further development drilling on the KG Offshore Block. Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells the Company may participate in. Also, if the Government of India approves the increase to GeoGlobal’s participating interest in the KG Onshore Block to 20%, the Company’s obligations to fund 3D seismic acquisition and exploratory drilling on the block will increase.

Management expects the Company’s exploration activities pursuant to our licenses in Israel will continue through 2011 in accordance with the terms of those agreements. During 2011, management expects to complete the acquisition, processing and interpretation of 43 square kilometers of 3D seismic data in its Samuel license as well as to complete the processing and interpretation of 1,360 square kilometers of 3D seismic data covering the Sara and Myra licenses and also to commence drilling the first deepwater exploration well before the end of the year.

The Company has filed with the U.S. and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended June 30, 2011.

Set forth below is certain financial information taken from the unaudited consolidated financial statements.

	June 30, 2011	December 31, 2010
Current assets	23,338,760	12,500,689
Property and equipment	44,656,186	41,375,680
Total assets	68,943,397	58,894,369
Current liabilities	21,033,769	8,544,120
Total liabilities	21,792,265	9,285,264
Stockholders’ equity	47,151,132	49,609,105

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010
Oil and gas sales	108,114	234,672	251,026	425,889
Interest Income	9,788	11,302	20,202	29,657
Total expenses	1,764,350	1,330,647	3,379,896	2,512,450
Net loss and comprehensive loss	(1,649,683)	(1,084,673)	(3,131,100)	(2,112,717)
Net loss per share – basic and diluted	(0.02)	(0.01)	(0.04)	(0.03)

Conference Call Details
The Company intends to host a conference call on Tuesday, August 16, 2011 at 10:30am Eastern Time to discuss its financial results for the second quarter ended June 30, 2011.  To access the conference call by telephone, dial +1 647-427-7450 or 1-888-231-8191.  The conference call will be archived for replay until Tuesday, August 23, 2011 at midnight.  To access the archived conference call, dial 1-855-859-2056 or internationally on +1 416-849-0833 and enter the reservation number 89406467 followed by the number sign.

A live audio webcast of the conference call will be available on the GeoGlobal website at www.geoglobal.com as well as http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=3624280.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above web sites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il	The Equicom Group
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il	Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com